AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 22, 2010

Registration No. 333-140080

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-139500

FORM S-3 REGISTRATION STATEMENT NO. 333-140080

UNDER THE SECURITIES ACT OF 1933

COBIZ FINANCIAL INC.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	84-0826324 (I.R.S. Employer Identification No.)

821 Seventeenth Street

Denver, Colorado 80202

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven Bangert

Chairman of the Board and Chief Executive Officer

CoBiz Financial Inc.

821 Seventeenth Street

Denver, Colorado 80202

(303) 293-2265

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jeffrey R. Kesselman, Esq.

Sherman & Howard L.L.C.

633 Seventeenth Street, Suite 3000

Denver, Colorado 80202

(303) 297-2900

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated filer	☐	Accelerated filer	☒	Non-Accelerated filer	☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the following Registration Statements (collectively, the “Registration Statements”):

1.             A Registration Statement on Form S-3 (Registration No. 333-139500) of CoBiz Financial Inc., a Colorado corporation formerly known as CoBiz Inc. (the “Company”), with a filing date of December 20, 2006, and as amended pursuant to a filing with a filing date of January 5, 2007, pertaining to the registration of (a) an aggregate amount of up to $100,000,000 of (i) shares of the Company’s common stock, $.01 par value per share, (ii) shares of the Company’s preferred stock, $.01 par value per share, and related depositary shares, (iii) senior or subordinated debt securities of the Company and (iv) warrants to purchase the Company’s debt securities, shares of common stock, shares of preferred stock or depositary shares, and (b) up to 2,000,000 shares of the Company’s common stock, $.01 par value per share, by certain selling shareholders; and

2.             A Registration Statement on Form S-3 (Registration No. 333-140080) of the Company, with a filing date of January 18, 2007, pertaining to the registration of 425,262 shares of common stock, $.01 par value per share, of the Company.

The Company has terminated any offering of the Company’s securities pursuant to the Registration Statements.  In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on March 22, 2010.

COBIZ FINANCIAL INC.

By:	/s/ Steven Bangert
Steven Bangert
Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Steven Bangert	Chairman of the Board and Chief Executive	March 22, 2010
Steven Bangert	Officer

/s/ Lyne B. Andrich	Executive Vice President and Chief Financial	March 22, 2010
Lyne B. Andrich	Officer

/s/ Troy R. Dumlao	Chief Accounting Officer	March 22, 2010
Troy R. Dumlao

*	Director	March 22, 2010
Michael B. Burgamy

Director
Morgan Gust

*	Director	March 22, 2010
Evan Makovsky

Director
Douglas Polson

Director
Mary Rhinehart

*	Director	March 22, 2010
Noel N. Rothman

*	Director	March 22, 2010
Timothy J. Travis

*	Director	March 22, 2010
Mary Beth Vitale

*	Director	March 22, 2010
Mary M. White

* By:	/s/ Lyne B. Andrich
Lyne B. Andrich
Attorney-in-fact